UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/31/2014

INNOSPEC INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13879

Delaware	98-0181725
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8310 South Valley Highway, Suite 350, Englewood, CO 80112
(Address of principal executive offices, including zip code)

303-792-5554
(Registrant’s telephone number, including area code)

8375 South Willow Street
Littleton
CO 80124
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On July 31, 2014, Innospec Inc. (the "Company") extended its existing credit facility from USD 180,000,000 to USD 200,000,000 by the addition of U.S. Bank N.A., ("U.S. Bank") as a new lender to its existing banking group. A copy of the increase confirmation from U.S. Bank. is attached as Exhibit 10.1 to this report on Form 8-K. A copy of the press release announcing the extension of the credit facility is attached as Exhibit 99.1 to this report on Form 8-K.
The addition of such a new lender and an increase in the credit amount was provided for in a Supplemental Agreement entered into on August 28, 2013 between the Company and certain subsidiaries of the Company with various lenders (the "Agreement"), a copy of which was filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed August 29, 2014. The Agreement amended the Company's Credit Agreement (as amended by the Agreement, the "Amended Credit Agreement") dated 14 December 2011. Amongst other things, the Amended Credit Agreement increased the total commitment to USD 150,000,000 and allowed the Company to request an additional amount of up to $50,000,000 to be committed by the existing lenders or by a new lender.    In the fourth quarter of 2013, the existing lenders committed to USD 30,000,000 of such increased amount.
Accordingly, with effect from July 31, 2014 U.S. Bank was added as Accordion Lender (as defined in the Amended Credit Agreement) and became party to the relevant Finance Documents as a Lender. U.S. Bank has committed to lend the sum of USD 20,000,000 pursuant to the terms of the Agreement, representing the final additional commitment amount contemplated by the Agreement.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOSPEC INC.

Date: July 31, 2014	By:	/s/ David E. Williams
David E. Williams
General Counsel, CCO and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Increase Confirmation from U.S Bank N.A.
EX-99.1	Press release dated July 31, 2014 entitled "Innospec Expands Credit Facility to USD 200 Million"